SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
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                            SCHEDULE 14D-9

                 SOLICITATION/RECOMMENDATION STATEMENT
                     Pursuant to Section 14(d)(4)
                of the Securities Exchange Act of 1934

                           (Amendment No. 6)
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                   SANTA FE PACIFIC GOLD CORPORATION

                       (Name of Subject Company)
                 ------------------------------------


                       HOMESTAKE MINING COMPANY

                 (Name of Person(s) Filing Statement)
                 ------------------------------------


                Common Stock, par value $0.01 per share
      (including the associated Preferred Share Purchase Rights)

                    (Title of Class of Securities)

                               80217610

                 (CUSIP Number of Class of Securities)
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                              Wayne Kirk
        Vice President, General Counsel and Corporate Secretary
                       Homestake Mining Company
                         650 California Street
                 San Francisco, California 94108-2788
                            (415) 981-8150

  (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                            With a copy to:

                          Richard Hall, Esq.
                        Cravath, Swaine & Moore
                            Worldwide Plaza
                           825 Eighth Avenue
                       New York, New York 10019
                            (212) 474-1000



THIS AMENDMENT NO. 6 TO SOLICITATION/RECOMMENDATION STATEMENT RELATES TO A PROPOSED EXCHANGE OFFER BY NEWMONT MINING CORPORATION DESCRIBED IN ITS REGISTRATION STATEMENT ON FORM S-4 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 1997 (REGISTRATION NO. 333-19335), WHICH OFFER HAS NOT BEEN COMMENCED. BY FILING THIS AMENDMENT NO. 6 TO SOLICITATION/RECOMMENDATION STATEMENT, HOMESTAKE MINING COMPANY DOES NOT ADMIT THAT IT IS REQUIRED TO MAKE THIS FILING.

          Homestake Mining Company ("Homestake") hereby amends and supplements its Solicitation/Recommendation Statement on Schedule 14D-9 (the "Statement") originally filed on January 16, 1997, as amended by Amendments No. 1, No. 2, No. 3, No. 4 and No. 5 with respect to the proposed offer by Newmont Mining Corporation ("Newmont") to exchange each share of Santa Fe Pacific Gold Corporation ("Santa Fe") common stock, $0.01 par value, together with the associated preferred share purchase rights, for 0.40 of a share of Newmont Common Stock, $1.60 par value.


Item 6.   Recent Transactions and Intent with Respect to Securities.

          Item 6 of the Statement is hereby amended to add the following information at the end thereof:

          On February 14, 1997, Homestake issued a news release correction, a copy of which is attached as Exhibit 99.12, and is incorporated herein by reference.

          On February 18, 1997, Homestake issued a news release correction, a copy of which is attached as Exhibit 99.13, and is incorporated herein by reference.


Item 9.   Materials to be filed as Exhibits.

          Item 9 of the Statement is hereby amended to add the following
Exhibit:

Exhibit 99.12 - Text of News Release Correction issued by
                Homestake on February 14, 1997.

Exhibit 99.13 - Text of News Release Correction issued by
                Homestake on February 18, 1997.


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                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 6 is true, complete and correct.


                                        HOMESTAKE MINING COMPANY


                                        By:  /S/ GENE G. ELAM
                                             Name:  Gene G. Elam
                                             Title: Vice President,
                                                    Finance and
                                                    Chief Financial Officer

Dated:  February 18, 1997

                               EXHIBIT INDEX

Exhibit 99.12 -   Text of News Release Correction issued by
                  Homestake on February 14, 1997.

Exhibit 99.13 -   Text of News Release Correction issued by
                  Homestake on February 18, 1997.